Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-151697, 333-116691, 333-14373, 333-25973, 333-62631, 333-34200, 333-61688, 333-64892, 333-102444, and 333-106197) on Form S-8 and (Nos. 333-152373 and 333-135945) on Form S-3 of North American Scientific, Inc. (the “Company”) of our report dated January 29, 2009 which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of North American Scientific, Inc. for the year ended October 31, 2008.

SINGER LEWAK LLP
Los Angeles, California
January 29, 2009